Exhibit 10.7

LOAN AGREEMENT

THIS AGREEMENT, made and entered into on May 1st , 2021, by and between, Newbridge Acquisition Limited with registered office at Clarence Thomas Building, PO Box 4649, Road town, Tortola, British Virgin Islands hereinafter sometimes referred to as “Company,” and Wealth Path Holdings Limited with registered office at Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola,VG1110, British Virgin Islands, hereinafter sometimes referred to as “Provider”

WHEREAS, the Company applied for a loan of $ 500,000 from Provider and

WHEREAS, the Provider is the member and sponsor of the Company

WHEREAS, the purpose of the loan is to support the Company to pay the necessary fees in order to complete its IPO in Nasdaq.

NOW THEREFORE, in consideration of the mutual promises, covenants and agreements, the parties agree as follows:

1.	Provider and affiliated agrees to loan to the Company and the sum of the loan shall not exceed 500,000 US Dollars. The loan will be wired to or deposited into the Company’s account upon Company’s instruction.

2.	The Company agrees the loan will be only used to pay the fees in connection with its IPO.

3.	The Company agrees to pay back the Provider the loan whichever actually occurs after its IPO is successfully completed.

4.	The provider shall charge no interest of this loan.

[Signature page follows]

By:	/s/ Jining Li
Jining Li

For and on behalf of Wealth Path Holdings Limited

By:	/s/ Yongsheng Liu
Yongsheng Liu

For and on behalf of Newbridge Acquisition Limited